FRANKLIN FLOATING RATE MASTER TRUST

One Franklin Parkway

San Mateo, California 94403-1906

Franklin Templeton Financial Services, Inc.

One Franklin Parkway

San Mateo, CA 94403

Re:       Placement Agent Agreement

Ladies/Gentlemen:

We, Franklin Floating Rate Master Trust (the “Trust”), a Delaware statutory trust operating as an open-end management investment company or “mutual fund,” which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and whose shares will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), desire to issue one or more series or classes of our authorized but unissued shares of capital stock or beneficial interest (the “Shares”) to authorized persons in accordance with applicable Federal and State securities laws.  The Trust’s Shares may be made available in one or more separate series, each of which may have one or more classes.  The series of shares to which this agreement relates are listed on Attachment A (the “Funds”).

You have informed us that your company is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934, as amended, and that your company is a member of the Financial Industry Regulatory Authority (“FINRA”).  You have indicated your desire to act as the private placement agent for the Shares.  We have been authorized to execute and deliver this Placement Agent Agreement (“Agreement”) to you by a resolution of our Board of Trustees (“Board”) passed at a meeting at which a majority of Board members, including a majority who are not otherwise interested persons of the Trust and who are not interested persons of our investment adviser, its related organizations or with you or your related organizations, were present and voted in favor of the said resolution approving this Agreement.

1.         Appointment of Placement Agent.  Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the placement agent for our Shares and agree that we will deliver such Shares as you may sell.  You agree to use your best efforts to promote the sale of Shares, if applicable under the terms and conditions set forth herein, but are not obligated to sell any specific number of Shares.  In acting as placement agent, you will not make any offer or sale of Shares in a manner which would require the Shares to be registered under the 1933 Act.

However, the Trust and each Fund retain the right to make direct sales of its Shares consistent with the terms of the then current registration statement and applicable law, and to engage in other legally authorized transactions in its Shares.  Such other transactions may include, without limitation, transactions between the Trust, a Fund or a class and its shareholders only, transactions involving the reorganization of the Trust or any Fund, and transactions involving the merger or combination of the Trust or any Fund with another corporation or trust.

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2.         Independent Contractor.  You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind us by your actions, conduct or contracts except that you are authorized to promote the sale of Shares under the terms and conditions set forth herein.  You may appoint sub-agents or distribute through dealers or otherwise as you may determine from time to time, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase on our behalf or otherwise act as our agent for any purpose.

3.         Offering Price.  Shares shall be offered for sale at a price equivalent to the net asset value per share of that Fund and class or as otherwise set forth in our then current registration statement.  On each business day on which the New York Stock Exchange is open for business, we will furnish you with the net asset value of the Shares of each available Fund and class which shall be determined in accordance with our then effective registration statement.  All Shares will be sold in the manner set forth in our then effective registration statement, and in compliance with applicable law.

4.         Terms and Conditions of Sales.  Unless otherwise specifically provided in writing to you by us, the Funds may only be sold to other open-end investment companies registered under the 1940 Act within the Franklin Templeton Investments “group of investment companies” (as that term is defined in Section 12(d)(1)(G)(ii) of the 1940 Act) that are advised by an investment manager under the direct or indirect control of Franklin Resources, Inc. (the “FTI Funds”).  Shares shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration or for which appropriate notice filings have been made.

5.         Purchases for Your Own Account or the Accounts of Affiliates.  You shall not purchase our Shares for your own account for purposes of resale, but you may purchase Shares for your own investment account upon your assurance, which may be in writing, that the purchase is for investment purposes and that the Shares will not be resold except through redemption by us.

6.         Allocation of Expenses.  We will pay (or enter into arrangements providing that persons other than us shall pay) the expenses:

(a)        Of the preparation and typesetting of our audited and certified financial statements to be included in any Post-Effective Amendments (“Amendments”) to our registration statement under the 1940 Act, including the offering circular and statement of additional information (“SAI”) included therein;

(b)        Of the preparation, including legal fees, and typesetting of all Amendments or supplements filed with the Securities and Exchange Commission, including copies of the offering circulars and SAIs included in the Amendments, other than those necessitated by your (including your affiliates’) activities or Rules and Regulations related to your activities where such Amendments or supplements result in expenses which we would not otherwise have incurred;

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(c)        Of the preparation, printing, mailing and distribution of any reports or communications which we send to our existing shareholders, including expenses associated with printing, mailing and distributing annually any updated offering circular, report or SAI to existing shareholders;

(d)       Of printing, mailing and distribution of any offering circular with the confirmation of any purchase order of Fund shares;

(e)        Of reimbursing the reasonable costs of dealers that elect to “print on demand” any offering circular included with the confirmation of any purchase order of Fund shares; and

(f)        Of filing and other fees to Federal and State securities regulatory authorities necessary to continue offering our Shares.

You will pay (or enter into arrangements providing that persons other than you  shall pay) the expenses:

(a)        Of the preparation, including legal fees, typesetting, printing, and distributing (including mailing) of all Amendments and supplements to our offering circulars and SAIs if the Amendment or supplement arises from your (including your affiliates’) activities or Rules and Regulations related to your activities and those expenses would not otherwise have been incurred by us;

(b)        Of printing and distributing (including mailing) additional copies, if any, for use by you as sales literature or for other marketing or offering purposes, of reports, offering circulars, SAIs, supplements or other communications, which we have prepared for distribution to our existing shareholders; and

(c)        Incurred by you in advertising, promoting and selling our Shares, if any, in accordance with the terms and conditions herein.

7.         Furnishing of Information.  We will furnish to you such information with respect to each Fund and class of Shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained, when so signed, will be true and correct.  We will also furnish you with such information and will take such action as you may reasonably request in order to qualify our Shares for sale under the Blue Sky Laws of jurisdictions in which you may wish to offer them, if applicable.  We will furnish you with annual audited financial statements of our books and accounts certified by independent public accountants, with semi-annual financial statements prepared by us, with registration statements and, from time to time, with such additional information regarding our financial condition as you may reasonably request.

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8.         Conduct of Business.  Other than our currently effective offering circular, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.  You will furnish us with copies of all such materials, if any, prior to their use and no such material shall be published if we shall reasonably and promptly object.

You shall comply with the applicable Federal and State laws and regulations where our Shares are offered for sale and conduct your affairs with us and with dealers, brokers or investors in accordance with the Conduct Rules of the FINRA and the National Association of Securities Dealers, Inc., or any successor thereto.

9.         Other Activities.  Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

10.       Term of Agreement.  This Agreement shall become effective on the date of its execution, and shall remain in effect for a period of two (2) years.  The Agreement is renewable annually thereafter, with respect to each Fund, for successive periods not to exceed one year (i) by a vote of (a) a majority of the outstanding voting securities of the Fund, or (b) by a vote of the Board, and (ii) by a vote of a majority of the members of the Board who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as members of the Board), cast in person at a meeting called for the purpose of voting on the Agreement.

This Agreement may at any time be terminated by the Trust or a Fund without the payment of any penalty, (i) either by vote of the Board or by vote of a majority of the outstanding voting securities of the Trust or Fund on 90 days’ written notice to you; or (ii) by you on 90 days’ written notice to the Trust; and shall immediately terminate with respect to the Trust and each Fund in the event of its assignment.

11.       Suspension of Sales.  We reserve the right at all times to suspend or limit the offering of Shares upon two days’ written notice to you.

12.       Miscellaneous.  This Agreement shall be subject to the laws of the State of California and shall be interpreted and construed to further promote the operation of the Trust as an open-end investment company.  As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end management investment company,” “assignment,” “principal underwriter,” “interested person,” “affiliated person,” and “majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the Rules and Regulations thereunder.

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Nothing herein shall be deemed to protect you against any liability to us or to our securities holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed copies, whereupon this will become a binding agreement as of the date set forth below.

Very truly yours,

FRANKLIN FLOATING RATE MASTER TRUST

By:      /s/Karen L. Skidmore

            Karen L. Skidmore

Title:   Vice President and Secretary

Accepted:

FRANKLIN TEMPLETON FINANCIAL SERVICES, INC.

By:      /s/Steven J. Gray

            Steven J. Gray

Title:   Assistant Secretary

DATED: September 15, 2015

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ATTACHMENT A

Funds:

1.         Franklin Middle Tier Floating Rate Fund

2.         Franklin Lower Tier Floating Rate Fund

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